Schedule A

LIST OF PORTFOLIOS

SPDR SSgA Multi-Asset Real Return ETF

SPDR SSgA Income Allocation ETF

SPDR SSgA Global Allocation ETF

SPDR Blackstone/GSO Senior Loan ETF

SPDR SSgA Ultra Short Term Bond ETF

Dated: October 9, 2013